Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

Atlantis Plastics, Inc. Receives NASDAQ Notice
ATLANTA, GEORGIA — (January 16, 2008) Atlantis Plastics, Inc. (NASDAQ: ATPL) (the “Company”) today announced that on January 11, 2008, the Company received notification from NASDAQ that it is not in compliance with the minimum bid price requirement for continued listing on the NASDAQ Capital Market set forth in NASDAQ Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”). A company is not in compliance with the Minimum Bid Price Rule and will be issued this notice if its closing bid price has been less than $1.00 per share for 30 consecutive business days.
According to the NASDAQ notice, the Company has 180 calendar days, or until July 9, 2008, to regain compliance with the Minimum Bid Price Rule. If, at any time before July 9, 2008, the bid price of the Company’s stock closes at $1.00 per share or more for a minimum of ten consecutive business days, NASDAQ Staff will provide written notification that the Company is again in compliance with the Minimum Bid Price Rule. During this 180-day period, the Company’s shares will continue to trade on the NASDAQ Capital Market.
If the Company does not achieve compliance within the required period, the NASDAQ Staff will determine whether the Company meets the initial listing criteria of the NASDAQ Capital Market as set forth in Marketplace Rule 4310(c), except for the Minimum Bid Price Rule. If the Company meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for this additional compliance period, the NASDAQ Staff will provide written notification that the Company’s securities will be delisted. In that event and at that time, the Company may appeal the NASDAQ staff delisting determination to a NASDAQ Listing Qualifications Panel.
The Company intends to monitor the bid price of its listed securities and consider available options if its common stock does not trade at a level necessary to regain compliance with the Minimum Bid Price Rule by July 9, 2008.
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
For more information, please visit www.atlantisstock.com.
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